Exhibit 10.8

AGREEMENT

This Agreement (“Agreement”) is entered into this 30th day of July, 2010 (the “Effective Date”) by and between Eli Harari (“Executive” or “you”), an individual, and SanDisk Corporation, a Delaware corporation (“SanDisk” or “the “Company”).

WHEREAS, Executive co-founded the Company twenty-two years ago and has served as Chief Executive Officer and Chairman of the Board of Directors during that time;

WHEREAS, the Company through the Board of Directors acknowledges the significant leadership and technological contributions Executive has made to the Company over the years; and,

WHEREAS, Executive has informed the Company of his intention to retire;

NOW THEREFORE the Company and you agree as follows:

1.      Executive’s Relationship with the Company.   Executive acknowledges that he has been and is an at-will employee of the Company and currently serves as Chief Executive Officer (“CEO”).  Executive will continue to serve as CEO through December 31, 2010 (the “Resignation Date”), with the same compensation (including full eligibility for participation in the Company’s 2010 bonus plan), benefits and other terms as currently apply.  Executive’s individual performance rating and actual bonus under the Company 2010 bonus plan shall be consistent with the bonus metrics applied in calculating the 2010 bonuses of the other members of the Company’s senior executive team.  Executive agrees that upon the Resignation Date his employment and duties as CEO shall end and that his position as a member of the Company’s Board of Directors shall end.

2.      Consulting Period.  Executive agrees that for up to two years (“Consultancy Period”) following the Resignation Date he will serve as a consultant to the Company, pursuant to the terms of the Consulting Agreement, dated July 30, 2010, attached as Appendix A (“Consulting Agreement”).

3.      Consideration.  In exchange for your promises in this Agreement, in particular your covenants contained in Sections 4, 5, 6, and 7 of this Agreement:

(a)      Payment.  The Company shall pay you $3,000,000 on the Resignation Date.  You acknowledge this payment will be subject to income tax and other legally required withholding, and will be reported by the Company as income to you on IRS Form W-2 for 2010.

(b)      Equity Vesting; Acceleration; Exercise.  Executive has been granted stock options and restricted stock units (“Executive’s Equity Awards”) pursuant to the Company’s Stock Option Plan, as amended, on the terms provided in the applicable option grant forms issued to Executive.   The Equity Awards are listed on the attached Appendix B.  Executive acknowledges that he is not entitled to any additional grants of stock options or other equity in his capacity as an employee of the Company or as a member of its Board of Directors.

The provisions of the Stock Option Plan that provide that your equity awards no longer vest, and that any vested awards shall be exercised within a specified period of time, after a Separation of Service (as defined in the Stock Option Plan), or otherwise establish a vesting schedule, are hereby modified as follows with respect to Executive’s Equity Awards:

(i)       Your present unvested stock options and unvested restricted stock units will continue to vest through December 31, 2012, on the vesting schedule specified in each particular grant (provided that any existing performance-based stock option or restricted stock awards held by you as of December 31, 2010, shall be canceled by the Company), as long as you continue to provide services to the Company pursuant to the Consulting Agreement;

(ii)       Any unvested stock options and unvested restricted stock units held by you as of December 31, 2012, that vest based solely on the passage of time (as opposed to the achievement of one or more performance conditions) shall vest in full or vest and become exercisable in full, as applicable, as of December 31, 2012 (“Accelerated Equity”), provided that you continued to provide services to the Company pursuant to the Consulting Agreement through December 31, 2012 (and are not in breach of that or this Agreement);

(iii)       In the event that the Company is subject to a Change of Control (as defined in the Change of Control Benefits Agreement, dated May 20, 2004, as amended December 15, 2008, between you and the Company) after your retirement but prior to December 31, 2012, any unvested stock options and unvested restricted stock units held by you as of the date of such Change of Control shall immediately vest in full or vest and become exercisable in full, as applicable;

(iv)       For purposes of this Section 3(b), any requirement that you continue to provide services to the Company pursuant to the Consulting Agreement shall be waived during periods when you are prevented by your disability or your spouse’s disability from providing such services; and,

(v)       You may exercise your vested stock options, including any Accelerated Equity, through the 90th day after the date you cease to provide services to the Company pursuant to the Consulting Agreement, but not later, and after this 90th day all vested but unexercised stock options, including any Accelerated Equity, held by you shall be cancelled by the Company.

(c)      In further recognition of your service, the Company has agreed to provide you (and your spouse) with lifetime health benefits substantially equivalent to those presently provided to you, and will do so by paying you on December 31, 2010, a one-time lump-sum payment in an amount that will equal $475,000 on an after-tax basis, i.e. after payment by Company of all incremental federal, state and local income and payroll taxes (including, without limitation, FICA and Medicare taxes) attributable to such amount.  Following the Resignation Date, you no longer will be eligible for healthcare or other benefits through the Company, except as you may choose to purchase through COBRA.

4.      Discoveries and Inventions; Work Made for Hire.  You agree and acknowledge that, in consideration of the Company’s agreement to pay the amounts and provide the benefits described in this Agreement, for a period of two (2) years following the Resignation Date (“Invention Period”):

(a)      Upon conception and/or development and/or reduction to practice (in each case, solely or jointly) of any idea, discovery, invention, improvement, software, writing or other material or design that (A) relates to the Company’s Business (“Company’s Business” means:  semiconductor Flash memory and Flash system level design and/or manufacturing), or (B) relates to the Company’s actual or demonstrably anticipated research or development to and during the Consultancy Period, or (C) results from any services performed by you while an employee of the Company or for the Company under the Consulting Agreement (individually, and collectively, “Inventions”), you hereby assign to the Company the entire right, title and interest in and to any and all such Inventions.  This assignment is intended to and does in fact extend to Inventions that have not yet been created but created during the Consultancy Period.  As the assignee, the Company will bear the costs, if any, of patent prosecutions, if applicable.

(b)      In order to determine your rights and the rights of the Company in any idea, discovery, invention, improvement, software, writing or other material, and to ensure the protection of the same, you will disclose within thirty (30) days and fully to the Company any and all ideas, discoveries, inventions, improvements, software, writings or other materials or designs conceived, made, developed, and/or reduced to practice by you solely or jointly with others during the Invention Period.  The Company agrees to keep any such disclosures confidential.  You also agree to promptly and completely record descriptions of all work in the manner directed by the Company and agree that all such records and copies, samples and experimental materials will be the exclusive and confidential property of the Company.  You agree that at the request of and without charge to the Company, but at the Company’s expense, you will execute requested documents further evidencing your assignment of the idea, discovery, invention, improvement, software, writing or other material or design to the Company, and will and hereby do assign to the Company any application for letters patent or for trademark registration made thereon, and to any common-law or statutory copyright and/or copyright registration therein, and that you will do whatever may be necessary or desirable to enable the Company to secure any patent, trademark, copyright, or other property right therein in the United States and in any foreign country, and any division, renewal, continuation, or continuation in part thereof, or for any reissue of any patent issued thereon.  In the event the Company is unable, after reasonable effort, and in any event after ten business days, to secure your signature on such documents, whether because of your physical or mental incapacity or for any other reason whatsoever, you irrevocably designate and appoint the Chief Legal Officer/General Counsel of the Company as your attorney-in-fact to act on your behalf to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of such letters patent, copyright or trademark.

(c)      You acknowledge that, to the extent permitted by law, all work papers, reports, documentation, drawings, photographs, negatives, tapes and masters therefor, prototypes and other materials (“Items”), including without limitation, any and all such Items generated and maintained on any form of electronic media, generated by you during the Invention Period shall be considered a “work made for hire” and that ownership of any and all copyrights in any and all such Items shall belong to the Company.  The Items will recognize the Company as the copyright owner, will contain all proper copyright notices, e.g., “© 20__ SanDisk Corporation, All Rights Reserved,” and will be provided to the Company “as is.”

5.      Non-Compete; Non-Solicit.  You agree and acknowledge that, in consideration of the Company’s agreement to pay the amounts and provide the benefits described in this Agreement, for a period of two (2) years following the Resignation Date:

(a) You will not directly enter into or engage in any business throughout the world that competes with the Company’s Business, or directly promote or assist, financially or otherwise, any person or entity that engages in any business that competes with the Company’s Business.  For the avoidance of doubt, the preceding sentence does not prohibit passive investments as a limited partner in a venture capital fund.

(b)      You will not solicit any of the Company’s employees to resign from their employment at the Company.

6.      Cooperation.  You agree to cooperate fully with the Company and its affiliates, including any attorney retained by thereby, in connection with any pending or future litigation or investigatory matter.  You acknowledge that such cooperation may include, but not be limited to, your:  (a) being available for an interview by the Company or its attorneys at mutually convenient times, (b) being available at mutually convenient times for depositions, trial preparation, trial, or other matters with respect to the Company’s intellectual property in connection with litigation or investigatory matters; (c) providing to the Company any documents in your possession or under your control that may relate to such litigation or investigatory matters; and (d) providing truthful sworn statements in connection with such matters.  These obligations are separate and independent from any obligations in the Consulting Agreement.

7.      Proprietary Information and Inventions Agreement.  Executive acknowledges and agrees that he will remain bound by and comply in all respects with his Proprietary Information and Inventions Agreement, dated as of October 31, 2008 a copy of which is attached as Appendix C (“PIIA”) during the Consultancy Period or as otherwise provided in the PIIA.  In the event of any conflict between the provisions of the PIIA and this Agreement, the provisions of this Agreement shall apply.

8.      Confidential Information/Company Property.  You acknowledge that all tangible information, including all files, records, summaries, bills, invoices, copies, excerpts, data, memoranda, letters, notes, written policies and procedures manuals and other information or material pertaining to your work at the Company or containing confidential information that came into your custody, possession or knowledge or were compiled prepared, developed or used by you at any time in the course of or in connection with your work at the Company, including but not limited to inventor notebooks, and all tangible property put in your custody or possession by the Company in connection with your work at the Company, is solely the property of the Company, and you agree that upon the expiration or termination of the Consultancy Period (notwithstanding any contrary term in the PIIA) you will promptly return all such tangible information in your possession or control, as well as any other Company property or equipment, except for early Company mementos of a personal nature, or as may otherwise be agreed in connection with your consulting services pursuant to Appendix A; provided, however, that you may retain the original of your work notebooks, provided, further, that the Company has copies thereof.

9.      Publishing by Executive.  Notwithstanding Sections 7 and 8, above, and Section 2 of the Consultancy Agreement, the Company acknowledges Executive’s unique role in the history of the Company and Executive’s desire to publish a book about the history of the Company (“Manuscript”).  The Company acknowledges that certain historical data that might otherwise be considered confidential information may properly be included in such Manuscript, provided that the Manuscript shall be subject to pre-publication review by the Company and further that no then-current confidential information of a personnel, privileged, financial or technological nature be included.  Such information shall not be considered “confidential” once it has been publicly disclosed by persons other than Executive.  The Company shall not require alterations in, or deletions from, the Manuscript unless the Company’s chief legal officer has reasonably determined in good faith that such alterations or deletions are required to prevent material harm to the Company.  In the event that Executive disagrees with a determination of the Company’s chief legal officer, the Company’s Board of Directors shall make the final determination in good faith.

10.      Trading in Company Securities.

(a)      Pre-Clearance During Consultancy Period.  You agree and acknowledge that, in consideration of the Company’s agreement to pay the amounts and provide the benefits described in this Agreement, during the term of the Consulting Agreement, you shall be required to obtain prior clearance from the Company’s Chief Financial Officer or Chief Legal Officer, or his, her or their designee, in accordance with and pursuant to the terms and provisions of the Company’s insider trading policy in effect from time to time that are applicable to the Company’s employees, before you or any of your Related Persons makes any purchases or sales of the securities of the Company (“Company Securities”).  For purposes of this section, “Related Person(s)” means your spouse, minor children and anyone else living in your household; partnerships in which you are a general partner; corporations in which you either singly or together with other “Related Persons” own a controlling interest; trusts of which you are a trustee, settlor or beneficiary; estates of which you are an executor or beneficiary; or any other group or entity where you have or share with others the power to decide whether to buy Company Securities.

(b)      Transitional Restriction.  You agree and acknowledge that, in consideration of the Company’s agreement to pay the amounts and provide the benefits described in this Agreement, you and your Related Persons may not trade in Company Securities during the period beginning 30 days prior to the end of the Company’s fourth quarter of fiscal 2010 and ending after the close of market on the second business day after the financial results of the Company’s operations for such quarter are publicly announced.  Notwithstanding the expiration of the foregoing period, federal law prohibits your trading at any time you are in possession of material non-public information concerning the Company.

(c)      The Company acknowledges you have a Rule 10b5-1 trading plan and trades thereunder are not subject to this Section 10 with regard to Company restrictions.

11.      Post-Resignation Date Indemnification.  The terms of your Indemnification Agreement, dated July 28, 1995, including Section 11 thereof, and the Company’s Bylaws, consistent with Delaware law, shall govern any indemnity rights you may have regarding claims that arise from facts or circumstances that arise prior to the termination of the Consultancy Period.

12.      Benefit to Executive’s Estate.  Notwithstanding anything in this Agreement to the contrary, in the event of your death prior to December 31, 2012, the date “December 31, 2012” in each of Sections 3(b) (i), (ii) and (iii) of this Agreement will be deemed to instead be the date of your death.  If this Section 12 becomes applicable, then, for purposes of the 90 days specified in Section 3(b)(v) of this Agreement, vested Executive’s Equity Awards, including any Accelerated Equity, may be exercised by your legal representative subsequent to your death by the later of:  (a) such period provided for in the applicable Stock Option Agreement or Restricted Stock Unit Issuance Agreement, or (b) during 90 days after the earlier of  (x) the date of notice by your legal representative to the Company of your death or (y) the date three months after the date of your death; provided that such person provides the Company with reasonable evidence of the right of such person to exercise the stock options, including any Accelerated Equity.  For the avoidance of doubt, the restriction set forth in Section 10(a) shall not apply to such legal representative, and the restriction set forth in Section 10(b) shall only apply if such legal representative is a Related Person.

13.      Representation by Counsel; Voluntary Agreement.  The parties each represent that they have had an opportunity to be represented by counsel of their own choosing in the execution of this Agreement and that this Agreement has been carefully and fully read and is voluntarily executed.

14.      Tax Indemnification.  You understand and agree that the Company and its attorneys have not and are not providing tax or legal advice, nor making representations regarding tax obligations or consequences, if any, related to this Agreement.  You further agree that other that the taxes paid by Company under section 3(c) you will assume any tax obligations to which you may be subject as a result of the compensation paid or accrued under this Agreement (“Taxes”), and you shall not seek any indemnification from the Company in this regard.  You agree that in the event that any taxing body determines that additional Taxes are due from you, you acknowledge and assume all responsibility for the payment of any such Taxes and agree to indemnify, defend and hold the Company harmless for the payment of such Taxes.  You further agree to pay, on the Company’s behalf, any interest or penalties imposed on the Company as a consequence of your failure to pay Taxes, and to pay any judgments, penalties, Taxes, costs and attorneys’ fees incurred by the Company as a consequence of your failure to pay Taxes.

15.      Entire Agreement; No Representations.  This Agreement and its appendices set forth the entire agreement between you and the Company pertaining to the subject matter of this Agreement.  You hereby acknowledge that no promise or inducement has been offered to you, except as expressly stated above, and that you are relying upon none.  This Agreement may not be amended, modified or superseded except by a written agreement signed by both you and the Company.  No oral statement by any employee of the Company shall modify or otherwise affect the terms and provisions of this Agreement.

16.      On-The-Job Injury.  You hereby certify that as of the effective date you have not experienced a job-related illness or injury for which you have not already filed a claim.

17.      Binding Agreement.  This Agreement shall be binding upon you and your heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of the Company and its affiliates, and each of them, and to their heirs, administrators, representatives, executors, successors, and assigns.

18.      Severability.  Should any provision of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected, and said illegal or invalid part, term, or provision shall be deemed not to be part of this Agreement.

19.      Counterparts.  This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and both of which taken together shall constitute one and the same agreement.

20.      Governing Law.  This Agreement is made and entered into in the State of California and shall in all respects be interpreted, enforced, and governed under the law of that state.  The language of all parts in this Agreement shall be construed as a whole, according to fair meaning, and not strictly for or against any party.

Dated: July 30, 2010	/s/ Eli Harari
Eli Harari

Dated: August 11, 2010	SANDISK CORPORATION
By:	/s/ Irwin Federman
Its :	Director

APPENDIX A

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”), effective as of January 1, 2011 (the “Effective Date”), is entered into by and between SanDisk Corporation, a Delaware corporation (the “Company”), and Eli Harari (“Consultant”).

RECITALS

WHEREAS, prior to the Effective Date, Consultant was employed by the Company as its Chairman and Chief Executive Officer;

WHEREAS, the Company believes that Consultant’s expertise and knowledge will enhance the Company’s business; and

WHEREAS, the Company wishes to retain Consultant to perform consulting services, including providing the Company with technical advice and management counsel, and fulfill certain related duties and obligations under the terms and conditions of this Agreement, commencing on the Effective Date.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

1.      Consulting Services.

(a) Capacity.  The Company hereby retains Consultant on a non-exclusive basis with respect to the business of the Company and its subsidiaries for the purpose of providing consulting services to executives of the Company or their designees.  Consultant hereby accepts such position upon the terms and the conditions set forth herein, and shall perform such duties as may be mutually agreed upon by the Company’s Chief Executive Officer and Consultant; provided, that Consultant shall make himself available in any event to provide consulting services as reasonably requested by the Company’s Chief Executive Officer.  The Company may request consulting services from Consultant during the term of this Agreement consistent with Consultant’s time commitment of no more than ten (10) days per year.  The requirement that Consultant provide services to the Company pursuant to this Agreement shall be waived during periods when Consultant is prevented by his disability or his spouse’s disability from providing such services.

(b) Term and Operation.  This Agreement will commence on the Effective Date and shall continue through, and shall end upon, December 31, 2012.  Notwithstanding the foregoing, (i) this Agreement will terminate automatically on the death of Consultant, (ii) at the election of Consultant, this Agreement will never take effect or will terminate, as the case may be, in the event that the Company is subject to a Change of Control (as defined in the Change of Control Benefits Agreement, dated May 20, 2004, as amended December 15, 2008, between Consultant and the Company) and (iii) is terminable by the Company at any time in the event Consultant breaches any of the terms, provisions or agreements contained herein.  The parties may mutually agree to an extension of this Agreement.

(c) Compensation.  In consideration of Consultant’s performance of the consulting services, during the term of this Agreement the Company will make payments to Consultant in a gross amount equal to $50,000.00 per year to be paid for two years (total aggregate gross amount of $100,000), which amount will be paid quarterly.

(d) Secretarial Assistance.  The Company shall make reasonable secretarial assistance available to Consultant in connection with his duties under this Agreement.

(e) Reimbursement of Expenses.  The Company shall reimburse Consultant for all reasonable expenses incurred by Consultant in the performance of Consultant’s duties under this Agreement provided that Consultant documents such expenses and otherwise substantially complies with the Company’s regular policies and practices with respect to expense reimbursement.  Consultant shall not be obligated to make any advance to or for the account of the Company, and Consultant shall not be obligated to incur any expense for the account of the Company without assurance that the necessary funds for the discharge of such expense will be provided.  Consultant shall be entitled to travel Business Class on any international travel undertaken with the approval of the Company during the Consultancy Period to Company locations.

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2. Confidentiality.

(a) Consultant will keep in strict confidence, and will not, directly or indirectly, at any time, disclose, furnish, disseminate, make available or, except in the course of Consultant’s performance of services for the Company, use any trade secrets or confidential business and technical information of the Company or its customers or vendors, without limitation as to when or how Consultant may have acquired such information.  Such confidential information shall include, without limitation, the Company’s unique selling, manufacturing and servicing methods and business techniques, training, service and business manuals, promotional materials, training courses and other training and instructional materials, vendor and product information, customer and prospective customer lists, other customer and prospective customer information and other business information.  Consultant specifically acknowledges that all such confidential information, whether reduced to writing, maintained on any form of electronic media, or maintained in the mind or memory of Consultant and whether compiled by the Company, and/or Consultant, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Company to maintain the secrecy of such information, that such information is the sole property of the Company and that any retention and use of such information by Consultant during the term of this Agreement (except in the course of performing services for the Company) or after the termination of this Agreement shall constitute a misappropriation of the Company’s trade secrets.

(b) Consultant agrees that upon termination of Consultant’s performance of services, Consultant shall return to the Company, in good condition, all property of the Company, including without limitation, the originals and all copies of any materials which contain, reflect, summarize, describe, analyze or refer or relate to any items of information listed in subparagraph 2(a) of this Agreement.

(c) During the term of this Agreement, Consultant will communicate the fact of this consultancy and confidentiality restrictions to any person, firm, association, partnership, corporation or other entity that Consultant intends to be employed by or a consultant to in any formal capacity; provided that such notification provision shall not extend to any entity that is not materially engaged in any business in which the Company is engaged during the term of this Agreement.

(d) Consultant acknowledges and agrees that the remedy at law available to the Company for breach of any of Consultant’s obligations under this Agreement would be inadequate.

3. Independent Contractor.  During the term of this Agreement, Consultant will at all times be and remain an independent contractor.  Consultant shall be free to exercise Consultant’s own judgment as to the manner and method of providing the consulting services to the Company, subject to applicable laws and requirements reasonably imposed by the Company.  Consultant acknowledges and agrees that, during the term of this Agreement, Consultant will not be treated as an employee of the Company or any of its affiliates for purposes of federal, state, local or foreign income tax withholding, nor unless otherwise specifically provided by law, for purposes of the Federal Insurance Contributions Act, the Social Security Act, the Federal Unemployment Tax Act or any Worker’s Compensation law of any state or country and for purposes of benefits provided to employees of the Company or any of its affiliates under any employee benefit plan.  Consultant acknowledges and agrees that as an independent contractor, Consultant will be required, during the term of this Agreement, to pay any applicable taxes on the fees paid to Consultant.

4. Survival.  Subject to any limits on applicability contained therein, Section 2 shall survive and continue in full force in accordance with its terms for a period of two (2) years after any termination of this Agreement.

5. Counterparts.  This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and both of which taken together shall constitute one and the same agreement.

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6. Successors and Assigns.  This Agreement shall bind and inure to the benefit of and be enforceable by Consultant, the Company and their respective heirs, executors, personal representatives, successors and assigns, except that neither party may assign any rights or delegate any obligations hereunder without the prior written consent of the other party. Consultant hereby consents to the assignment by the Company of all of its rights and obligations hereunder to any successor to the Company by merger or consolidation or purchase of all or substantially all of the Company’s assets, provided such transferee or successor assumes the liabilities of the Company hereunder.

7. Choice of Law.  This Agreement shall be governed by, and construed in accordance with, the internal, substantive laws of the State of California.

8. Amendment and Waiver.  The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Consultant, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

9. Operation of Agreement.  This Agreement will be binding immediately upon its execution, but, notwithstanding any provision of this Agreement to the contrary, this Agreement will not become effective or operative (and neither party will have any obligation hereunder) until the Effective Date.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date and year first above written.

SANDISK CORPORATION
By:	/s/ Irwin Federman
Name:	Irwin Federman
Title:	Director

ELI HARARI
/s/ Eli Harari
Eli Harari

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APPENDIX B

Unvested Stock Options and Unvested Restricted Stock Units

The following is a description of the unvested stock options and unvested restricted stock units regarding the Company that are held by Executive as of the Effective Date:

Type of Award	Grant Date	No. of Shares/Units Granted	Vesting Date(s)	Expiration Date
Stock Options	3/20/2007	220,000	25% on 3/20/2008. The balance in 12 substantially equal quarterly installments over a three year period.	3/20/2014
	2/19/2008	150,000	25% on 2/19/2009. The balance in 12 substantially equal quarterly installments over a three year period.	2/19/2015
	3/5/2009	250,000	25% on 3/5/2010. The balance in 12 substantially equal quarterly installments over the remaining three year period.	3/5/2016
	2/24/2010	240,000	25% on 2/24/2011. The balance in 12 substantially equal quarterly installments over the remaining three year period.	2/24/2017
Performance Shares	8/5/2008	25,140	Based on cash flow metric, 50% following Q2 FY09 results (not achieved) and 50% following Q2 FY10 results.	N/A
Restricted Stock	2/24/2010	53,334	25% in 4 substantially equal annual installments over a 4 year period beginning 2/24/2010.	N/A

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